Exhibit 99.1

March 31, 2004

Cardima, Inc.

47266 Benicia Street

Fremont, CA 94538

Ladies and Gentlemen:

Please be advised that due to the transition to us as auditors and delays caused by restatement in March 2004 of the Company’s quarterly report on Form 10-Q/A for the quarter ended September 30, 2003, we have been unable to complete our review of the Company’s annual report on Form 10-K for the year ended December 31, 2003. We anticipate completing this review in time for filing within fifteen calendar days of the due date of the Company’s report on Form 10-K.

Respectfully yours,

/S/    BDO SEIDMAN, LLP

San Francisco, California